FRITZ COMPANIES ANNOUNCES NEW U.S. CUSTOMS BROKERAGE PROCESSING CENTER; DALLAS "CENTER OF EXCELLENCE" DESIGNED FOR IMPROVED SERVICE

SAN FRANCISCO, November 12 - Fritz Companies, Inc. (NASDAQ: FRTZ) today announced the opening of a new U.S. Customs Brokerage Processing Center in Dallas, Texas designed to significantly improve service for its customers.

        Opening January 1, 2000, the state-of-the-art "Center of Excellence" will be responsible for providing transactional Customs Brokerage services to existing Fritz locations in the United States.

        The transition to the new Center from existing local operations should be seamless to Fritz customers - since all existing customer service processes will remain fundamentally unchanged.

        "The new facility will allow Fritz to provide substantially upgraded service, including superior peak-volume coverage; enhanced employee training, education, and retention; greater compliance specialization; improved overall customer service through better use of new technology; and, consistency of service," said Lynn C. Fritz, chairman and CEO, and Raymond L. Smith, COO, members of the Office of the Chairman, in announcing the new Center.

        The company expects no fiscal second quarter impact on results from this action. However, in the second half, this initiative is anticipated to have an earnings-per-share cost of between 14 cents and 16 cents. For fiscal year 2001, the company is expected to experience a favorable impact of between 5 cents and 11 cents, with annual savings thereafter of approximately 16 cents per share.

        The planned cost savings will result from the elimination of redundant backroom processes in 47 U.S. locations. In addition, the company announced its intentions to continue to evaluate other redundant processes.

        Fritz Companies is a specialist in global integrated logistics, delivering comprehensive supply chain solutions to its customers worldwide. Fritz provides flexible door-to-door transportation and material management through sophisticated information systems, placing its emphasis on simplifying processes and reducing overall transportation costs. The Fritz network is composed of highly trained professionals in more than 450 locations in some 115 countries.

        Fritz Companies, Inc. (NASDAQ: FRTZ) global headquarters is at 706 Mission Street, San Francisco, CA, 94103 USA, tel #: 415.904.8360. All recent press releases are available via fax-on-demand service accessed by dialing
888.286.6419. Additional information is available via the Internet:
www.fritz.com.

        In this press release, the company makes forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations. Also, when any of the words "believes", "expects", "anticipates" or similar expressions are used, the company is making forward-looking statements. Many possible events or factors could affect the future financial results and performance of the company. This could cause results or performance to differ materially from those expressed in the company's forward-looking statements. You are referred to the company's filings with the Securities and Exchange Commission for further detail of such risks and uncertainties. The description of risks and uncertainties is intended to qualify such forward-looking statements in order to invoke the "safe harbor" provided by the Private Securities Litigation Reform Act of 1995.

                                      # # #

                                        5